Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (“Agreement”) is dated as of June 4, 2010 (the “Effective Date”), between New Frontier Energy, Inc., a Colorado corporation (“Seller”), and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”).  Each of Seller and Carrizo may be referred to individually herein as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.           Seller owns interests in oil and gas leases covering approximately 27,120 gross acres and approximately 11,505 net acres.  Said leases are described in Appendix 1 hereto (the “Leases”).

B.           Seller desires to sell its entire interests in the Leases to Carrizo and Carrizo desires to purchase said interests from Seller for the consideration and on the terms and conditions, including Seller’s right to elect to re-acquire an interest in the Leases, set forth in this Agreement.

C.           Seller and Carrizo desire to create an area of mutual interest as set forth in this Agreement.

A G R E E M E N T

Subject to the terms and provisions of this Agreement and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, Seller and Carrizo agree as follows:

ARTICLE 1 – DEFINED TERMS

As used in this Agreement, the following terms have the meanings ascribed to them below:

“Approved Net Leasehold Acreage” means the Net Leasehold Acres attributable to each of the Leases that are acceptable to Carrizo in the exercise of its reasonable discretion.  In its determination of the Approved Net Leasehold Acres attributable to a Lease, Carrizo will use the formula set forth in the definition of Net Leasehold Acres below, provided, however, that Carrizo shall have the option to exclude:

(i)	Leases with respect to which Carrizo determines that there are material environmental liabilities that are unacceptable to Carrizo in the good faith exercise of reasonable discretion; and

(ii)	interests in Oil and Gas covered by the Leases and leasehold working interests in the Leases that Carrizo determines, in the exercise of reasonable discretion to be subject to Title Defects.

The Approved Net Leasehold Acres attributable to leases excluded for the reasons set forth in (i) and (ii), above (the “Excluded Leases”) will be zero unless the reasons for exclusion are removed during the Cure Period (defined in Section 2.3 below) to the satisfaction of Carrizo in the exercise of its reasonable discretion.

Burdens means landowners’ royalties, overriding royalties, production payments, net profits interests and all other burdens measured by or payable out of production that do not exceed 16% of 8/8ths proportionately reduced (i.e., leases that can be delivered to Carrizo at a net revenue interest greater than or equal to 84%).

Encumbrances means pledges, liens, mortgages, security interests, contract obligations, options, claims and other similar encumbrances.

Excluded Leases has the meaning set forth in the definition of Approved Net Leasehold Acreage above.

Good and Defensible Title means, for each Lease, such record title that (i) entitles Seller to receive throughout the life of such Lease a net revenue interest in, to and from Oil and Gas in and under the formations covered by such  Lease, not less than 84% of 8/8ths, (ii) obligates Seller to pay and bear throughout the life of such  Lease a share of the costs and risks of exploring, drilling, developing, operating and abandoning that  Lease insofar as such  Lease covers and affects the formations not greater than 100%, and (iii) is free and clear of all Encumbrances except Permitted Encumbrances.

Net Leasehold Acres means, with respect to each of the Leases, (i) the number of gross acres covered by such Lease, times (ii) the percentage of the Oil and Gas covered by such Lease, times (iii) the percentage of the estate of the lessee in said Lease (working interest) owned by Seller.  For example, the number of Net Leasehold Acres attributable to a Lease covering an undivided one half interest in the minerals in and under a 100 acre tract of land in which Seller owns 90% of the estate of the original lessee in such Lease would be 45 Net Leasehold Acres.  The 45 Net Leasehold Acres in this example is derived as follows:  100 acres times 50% (the landowner’s mineral interest) times (90% (Seller’s ownership percentage of the estate of the original lessee).

Oil and Gas means oil, gas, condensate and other liquid or gaseous hydrocarbons.

Permitted Encumbrances means and includes the following:

(a)	production burdens that do not reduce Seller’s net revenue interest in a Lease below 84% of 8/8ths;

(b)	Liens for taxes or assessments or governmental charges not yet delinquent; and

(c)
Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations incidental to the ownership of the  Leases provided that same do not materially interfere with the operation, value or use of any of the Leases.

Title Defect means any Encumbrance (or any claim of an Encumbrance) other than a Permitted Encumbrance that would cause title to any  Lease not to be Good and Defensible Title.

ARTICLE 2 – PURCHASE AND SALE OF LEASES

2.1  Purchase and Sale.  Contemporaneously with: (i) the execution and delivery of this Agreement by the Parties, (ii) the execution, acknowledgement and delivery of the Assignment attached hereto as Appendix 2 by the Parties (the “Assignment”), and (iii) the wire transfer of funds by Carrizo to Seller pursuant to Section 2.2 below (the events set forth in (i), (ii) and (iii) may be referred to as the “Closing”), Seller hereby sells, transfers and conveys to Carrizo and Carrizo hereby accepts the leasehold interests conveyed by the Assignment on the terms and conditions contained in this Agreement.

2.2  Initial Advance.  Contemporaneously with the execution and delivery of this Agreement by the Parties, Carrizo has advanced to Seller the sum of $5,519,989.00 in immediately available funds (the “Initial Advance”).  The Initial Advance: (i) was made by wire transfer to an account designated by Seller, (ii) was determined by multiplying Five Hundred Dollars ($500.00) per Net Leasehold Acre times 11,039.978 Approved Net Leasehold Acres.

2.3  Title and Environmental Due Diligence.  Carrizo and its representatives, with the consent of the Seller and prior to the Closing, conducted inspections of the Leases and the lands covered thereby and a review of title to the Leases.  The Initial Advance is based on the number of Approved Net Leasehold Acres covered by the Leases as determined such inspection and review.  Contemporaneously with the execution and delivery of this Agreement by the Parties, Carrizo is delivering to Seller a notice identifying Title Defects or environmental conditions that were taken into account in determining the Initial Advance and identifying any Excluded Leases and the reasons for such exclusion (the “Defect Notice”).  A copy of the Defect Notice is attached to this Agreement as Appendix 3.  During the thirty (30) day period following the Closing (the “Cure Period”), Seller will have the right to cure any Title Defects referred to in the Defect Notice at Seller’s expense and to attempt to remediate or remove any environmental conditions that caused one or more Leases to be Excluded Leases.  On or before the expiration of the Cure Period, Seller will give Carrizo notice of all Title Defects that Seller believes it has cured and any change in environmental conditions that should be considered by Carrizo in evaluating whether a Lease should be an Excluded Lease.  Seller will furnish Carrizo, with said notice, all title curative materials reflecting that the Title Defects referred to in Seller’s notice do not exist or have been cured and information as to the change in environmental conditions that should be considered by Carrizo in evaluating whether a Lease should be an Excluded Lease.  Within five (5) days after receiving said notice and title curative materials from Seller, Carrizo will send a notice to Seller reflecting the number of Net Leasehold Acres that were excluded by Carrizo in the determination of the Initial Advance on account of Excluded Leases and that Carrizo, in the exercise of its reasonable discretion, no longer deems to be Excluded Leases (the “Cured Net Leasehold Acres”).

2.4  Conveyance of Cured Net Leasehold Acres and Payment Therefor.  As soon as practicable after Carrizo has given Seller notice of the number of Net Leasehold Acres Carrizo has determined are Cured Net Leasehold Acres, the parties shall perform the following actions:

(i)  Seller shall execute, acknowledge and deliver to Carrizo an assignment substantially in the form attached hereto as Appendix 2 conveying the Cured Net Leasehold Acres to Carrizo to the extent such Cured Net Leasehold Acres were not conveyed to Carrizo by the Assignment referred to in Section 2.1 above; and

(ii)  Carrizo shall pay to Seller Five Hundred Dollars ($500.00) per Net Leasehold Acre multiplied by the number of Cured Net Leasehold Acres.

ARTICLE 3 – Option Leases

3.1  Option Leases.  The Leases described in Appendix 6 hereto (the “Option Leases”) contain provisions granting the lessee the right or option to renew or extend such leases for one year at the end of their primary terms by paying the lessor $10 per Net Leasehold Acre covered thereby.  It is contemplated that the Option Leases will be amended to provide, among other amendments, that the extension payment will be increased to up to $40 per Net Leasehold Acre covered by such leases.  Carrizo agrees to bear and pay two thirds of such additional extension payments and Seller agrees to bear and pay one third of such additional extension payments (in each case, up to but not in excess of $40 per Net Leasehold Acre covered by such Option Lease) if and when such additional extension payments are made to the lessors of the Option Leases, provided that such additional payments are made on or before the first anniversary of the Effective Date.

ARTICLE 4 – Post-Closing Obligation to Acquire Seismic Data and Drill Wells or to Reassign.

4.1  Reassignment; Retained Tracts.  “Drilling Period” means the period of time commencing on the date of Closing and ending on the last day of the 18th month thereafter.  Unless Carrizo (i) commences the drilling of three Carry Wells on the lands covered by the Leases or on lands pooled therewith prior to the expiration of the Drilling Period as specified in Section 4.3, Carrizo must convey to Seller the interests conveyed by Seller to Carrizo pursuant to Article 1 hereof free and clear of any burdens or other encumbrances created after the Closing Date by, through or under Carrizo, its successors and assigns; provided that Carrizo shall reserve from such conveyance 640 gross acres (which need not be contiguous) covered by the Leases and selected by Carrizo around each horizontal well spudded before the end of the Drilling Period (without regard to whether such horizontal well qualifies as a Carry Well as defined in Section 4.3 below).  Said 640 acre tracts (the “Retained Tracts”) shall be in as near the form of a square as practicable and shall include acreage from the Lease or Leases covering lands closest to the horizontal well, and shall not overlap with any other Retained Tract.  For the avoidance of doubt the Retained Tracts may comprise more acreage than that covered by the Lease upon which the related horizontal well was drilled and/or more acreage than that included in the pooled unit created around the related horizontal well.

4.2  Seismic Data.  Carrizo intends to acquire 3D seismic data on lands of its sole choosing and covered by the Leases and to evaluate such seismic data.  To the extent permissible under any applicable licenses or agreements with third parties, Carrizo shall provide Seller with a copy of the latest processed version of any 2D or 3D seismic data acquired by or for Carrizo covering the all or any part of the lands covered by the Leases.  If provision of the data is restricted by third-party agreements, Carrizo shall make its interpretation of the restricted data available to Seller if permissible under such agreements.  Any and all such data and information provided by Carrizo to Seller shall be provided as an accommodation only, without representation or warranty of any kind by Carrizo, and without right of reliance thereon by Seller.

4.3  Carry Wells.  In order to avoid its reassigment obligations under Section 4.1 above, Carrizo must: (1) commence drilling not less than three Carry Wells before the end of the Drilling Period at locations of Carrizo’s choice on the Leases or on lands pooled therewith, and (2) carry Seller for a 33 1/3 percent working interest on all costs through the tanks of each of said three Carry Wells; provided, however that  Seller’s working interest in a Carry Well shall be proportionately reduced if the Leases owned by Carrizo do not cover 100% of the drilling and spacing unit that shall be established for such Carry Well, if Carrizo does not own 100% of the lessee’s interest in such leases, or if the landowners in said Leases do not own the full mineral interest in the lands covered thereby.  In the event that such proportionate reduction results in Seller being carried for less than the equivalent of 100% of one well, in the aggregate, with respect to the first three Carry Wells, Carrizo shall have the obligation to carry Seller in an additional well or wells, during or after the Drilling Period, so that Seller is carried for the equivalent of 100% of one well.  In addition, Seller shall proportionately benefit from any non-consent penalty paid to Carrizo with respect to any of the wells in which it is being carried.  By way of clarity, it is the intent of this Carry Well provision that Seller’s position in a Carry Well shall be equal to 33 1/3 percent of Carrizo’s working interest in such well. As used herein, the term “Carry Well” means a well that satisfies both of the following conditions: (1) such well is drilled as a horizontal well in the Niobrara formation (i.e., a well in which the wellbore deviates from approximate vertical orientation to approximate horizontal orientation in order to drill within and test a geological interval, using deviation equipment, services and technology); and (2) such well is spudded after Carrizo acquires 3D seismic data covering all or a portion of the Leases unless either: (a) Seller has agreed in writing that such well qualifies as a Carry Well notwithstanding that it is drilled prior to Carrizo’s acquisition of 3D seismic data covering all or a portion of the Leases, or (b) such well is drilled in Section 26, Township 8 North, Range 61 West, 6th P.M., Weld County, Colorado.  No provision of this Agreement prohibits or restricts Carrizo from drilling a well or wells on the Leases during the Drilling Period that do not qualify as Carry Wells as defined in this paragraph 4.3 or retaining Retained Tracts (as defined in Section 4.1) for such horizontal wells.

4.4  Seller’s One Time Election to Re-Acquire Leasehold Interests.  If Carrizo commences drilling three Carry Wells before the end of the Drilling Period, Carrizo shall so notify Seller within 20 days after drilling operations cease on the third Carry Well (“Carrizo’s Carry Well Notice”).  Upon such notice, Seller shall have the option to re-acquire an undivided 1/3rd working interest in the Leases [excluding Leases or portion of Leases that are: (a) included within a Retained Tract (as defined in Section 4.1) for any well that is not a Carry Well, or (b) included within a drilling and spacing unit acre unit for a Carry Well].  In order to exercise Seller’s option, Seller must perform the following actions within 30 calendar days after Seller receives Carrizo’s Carry Well Notice: (1) give Carrizo written notice of Seller’s election to acquire said undivided 1/3 working interest; and (2) pay to Carrizo 1/3rd of the total amount that Carrizo paid to Seller to buy Seller’s interest in the Leases under Article I above, plus 1/3 of any amount that Carrizo has paid to renew, extend or replace the Leases during the Drilling Period.  If Seller timely exercises its option under this Section 4.4, then Carrizo shall assign to Seller a 1/3rd undivided interest in the Leases [excluding Leases or portion of Leases that are: (a) included within a Retained Tract (as defined in Section 4.1) for any well that is not a Carry Well, or (b) included within a drilling and spacing unit for a Carry Well] by assignment substantially in the form attached hereto as Appendix 2.  Said interest shall be liable for its pro rata share of costs and expenses other than the costs carried by Carrizo through the tanks as provided in Section 4.3 above. If Seller does not timely exercise its option under this Section 4.4, then Seller shall be deemed to have relinquished its rights and options under this Section 4.4 to re-acquire interests in the Leases.

4.5  Consequences of Failure to Drill Carry Wells; Force Majeure.  Except as expressly provided in Section 4.1 above, Seller shall have no remedy or recourse against the Carrizo for failing to drill three Carry Wells prior to the expiration of the Drilling Period.  So long as the last of the three Carry Wells is spudded within the Drilling Period, Carrizo may avoid it’s reassignment obligations under Section 4.1 above, notwithstanding that one or more of said Carry Wells may be completed, or plugged and abandoned as a dry hole, after expiration of the Drilling Period so long as Carrizo conducts completion or  abandonment operations on said Carry Wells with due diligence.  When permitting, drilling, completion, plugging or other operations by Carrizo hereunder are delayed or interrupted by operation of Force Majeure (see Section 7.6), the time of such delay or interruption shall not be counted against Carrizo and the Drilling Period shall be extended for a period of time equal to that during which Carrizo is so delayed or prevented from conducting the activities necessary to avoid its reassignment obligations under Section 4.1.

4.6  Well Information.  Seller shall have the right, at its sole risk and expense, to have access to the derrick floor and to observe all operations on all wells drilled by Carrizo on the Leases or lands pooled therewith.  Carrizo shall provide to Seller copies of all applications and reports filed with applicable regulatory agencies, whether or not treated as confidential by such agencies, pertaining to operations on the Leases or on lands pooled therewith, daily drilling reports, well logs, core analyses, frac analyses and reports obtained from wells drilled by Carrizo.  Seller shall maintain all data and information provided to it by Buyer under this Section 4.6 or otherwise in connection with Carrizo’s operations on the Leases and the seismic data referred to in Section 4.2 above in confidence except that Seller may disclose data to lenders or potential purchasers of Seller’s interests in the Leases or a portion thereof upon the execution by such recipient of a confidentiality agreement.  Sellers shall not be entitled to corporate or accounting records of Carrizo, except as access to such records is provided by the audit provisions of the Operating Agreement attached hereto as Appendix 4  and incorporated herein. This section 4.6 shall only apply to the Carry Wells and any other wells drilled pursuant to this Agreement where Seller is a participating party, including any additional wells in which Seller is carried pursuant to Section 4.3 of this Article.

ARTICLE 5 – Area of Mutual Interest; Operational Provisions

5.1  Right to Participate in AMI.  As used herein, the term “area of mutual interest,” “AMI” or “AMI Acreage” means all government sections within which Seller owns Leases at the time of the Closing, and all contiguous and cornering government sections thereto, but specifically excluding all of Sections 2 and 5 of Township 7 North, Range 60 West, 6th P.M.  All acquisitions after the date hereof of leases within the AMI by the parties hereto shall be governed by the provisions of AMI Agreement. attached hereto as Appendix 5 and incorporated herein.

5.2  Acquisition of Renewal or Replacement Leases or Extensions of a  Lease.  If any party proposes to renew or extend a  Lease or to obtain a lease to replace a  Lease that expired, such party shall offer the interests proposed to be acquired to the other party in accordance with the procedures set forth in the AMI Agreement, except that Seller shall be carried on such renewal, extension or replacement costs, and shall be deemed to have elected to participate in the acquisition of such interests, during the Drilling Period.  Each party shall have the right to participate in the acquisition of such interests in the following proportions: Carrizo, 66 2/3rds percent; Seller, 33 1/3rd percent.  If any party proposes to renew or extend a Lease or to obtain a lease to replace a Lease that has expired, and the other party elects or is deemed to have elected not to participate in the acquisition of such interest in accordance with the procedures set forth in the AMI Agreement, then the acquiring party shall be entitled to acquire and hold such interest for its own account.

5.3  Operations and Cost Sharing.  The Operating Agreement in the form attached as Appendix 4 hereto (the “Operating Agreement”) shall govern all operations on any jointly owned leases and wells within the AMI.  The Operating Agreement shall be deemed a separate agreement: (i) with respect to each drilling and spacing unit to be established around each Carry Well or other well drilled by the Parties, and (ii) with respect to AMI Acreage and  Acreage not included in such a unit until such time as any portions of such acreage are so included in such a unit.  The Operating Agreement shall be binding on the parties when this Agreement is fully executed notwithstanding that parties have not signed the Operating Agreement.  Any well drilled by Carrizo hereunder shall be operated by Carrizo.  If Carrizo sells all of its interests in all wells drilled on the applicable acreage and the AMI Acreage, then the purchaser of Carrizo’s interests shall have the right to take over as the Operator from Carrizo; provided such Purchaser is a reputable operator with prior experience in drilling and completing unconventional shale wells.  In the event of a conflict between this Agreement and the Operating Agreement, this Agreement shall be controlling; provided, however, that if there is a conflict between the tax partnership provisions contained in Exhibit G to the Operating Agreement and this Agreement, said tax partnership provisions shall be controlling.

5.4  Partnership Election.  The tax partnership provisions contained in Exhibit G to the Operating Agreement shall govern the relationship of the parties under this Agreement for tax purposes.  Said tax partnership provisions shall be effective as of the date of this Agreement.

5.5  Ingress and Egress.  To the extent that it may lawfully do so, Seller hereby grants Carrizo the right of ingress and egress over, across and under any portion of the  Acreage and  Leases and over, across and under any other lands and/or leases owned by Seller in the vicinity of the  Acreage and  Leases in order for Carrizo to have the right of ingress and egress to and from the  Acreage and Leases and to lay and maintain pipelines and other facilities to treat, store, transport Oil and Gas from the  Leases, the Acreage and any leases jointly acquired within the AMI.

ARTICLE 6 – Representations

6.1  Representations of Carrizo.  Carrizo represents to Seller as follows:

(a)  Carrizo is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business in all jurisdictions in which it is conducting business.

(b)  Carrizo has all requisite power and authority to carry on business as presently conducted, to enter this Agreement, and to perform its obligations under this Agreement.  The consummation of the transactions contemplated hereby will not violate, nor be in conflict with, any provision of Carrizo’s Articles of Incorporation, Bylaws or other governing documents, or any agreement or instrument to which Carrizo is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Carrizo.

(c)  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action or the part of Carrizo.

(d)  This Agreement and the Assignments have been duly executed and delivered on behalf of Carrizo and constitute legal, valid and binding obligations of Carrizo, enforceable in accordance with their terms.

(e)  Carrizo has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Seller shall have any responsibility whatsoever.

6.2  Representations of Seller.  Seller represents to Carrizo as follows:

(a)  Seller is a Colorado corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is duly qualified to carry on its business in all jurisdictions in which it is conducting business.

(b)  Seller has all requisite power and authority to carry on business as presently conducted, to enter this Agreement, and to perform its obligations under this Agreement.  The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller’s Articles of Incorporation, Bylaws or other governing documents, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

(c)  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action or the part of Seller.

(d)  This Agreement and the Assignments have been duly executed and delivered on behalf of Seller and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

(e)  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Buyer shall have any responsibility whatsoever.

(f)  Seller is not a “foreign person” within the meaning of Section 1445 and 7701 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

ARTICLE 7 – Miscellaneous

7.1  Further Assurances.  The Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto

7.2  Notices.  All notices and other communications that are required or that may be given under the provisions of this Agreement shall be in writing and the same shall be deemed to have been given on the same day if delivered in person, by email, by overnight courier or by facsimile to the facsimile number herein below for the party to whom the notice is given, or on the third day thereafter if placed in the United States mails, registered or certified mail with postage prepaid and addressed to the party at the address hereinafter specified.  The addresses and facsimile numbers of the Parties for all purposes under this Agreement and for all notices hereunder shall be:

If to Seller:	New Frontier Energy, Inc. 1801 Broadway, Suite 920 Denver, CO 80202 Attn.: Mr. Samyak Veera - President Tel. No. (646) 797-2750 FAX No. (815) 346-5814

If to Carrizo:	Carrizo Oil & Gas, Inc. 1000 Louisiana, Suite 1500 Houston, Texas 77002 Attn.: Mr. Richard Smith Tel. No. (713) 328-1027 FAX No. (713) 328-1035

From time to time any party may designate another address or facsimile number or telephone number for all purposes of this Agreement by notifying the other party of such change in accordance with the provisions hereof.

7.3  Entire Agreement.  This Agreement constitutes the entire agreements between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

7.4  Announcements.  Each party covenants and agrees with the other that, subject to applicable law, each party shall promptly advise and consult with the other and obtain the other's written consent before issuing any press release with respect to this Agreement or the transactions described herein.

7.5  Confidentiality.  The parties agree to keep all information pertaining to this Agreement confidential and not release such information to outside parties without the consent of the other parties except to the extent: (1) disclosure is required in the reasonable opinion of the disclosing party under applicable law or by a governmental authority or recognized self regulatory organization, (2) disclosure is required to enforce a party’s rights under this Agreement, and (3) disclosure is made in any documents the parties have agreed in writing to place of record in a public office.

7.6  Force Majeure.  If Carrizo is rendered unable, wholly or in part, by force majeure to carry out its obligations within the deadlines established under this Agreement, it will give Seller prompt written notice of the force majeure event with reasonably full particulars concerning it.  The obligations or deadlines of Carrizo shall be suspended during the continuation of the force majeure event.  Carrizo shall use all reasonable diligence to remove the force majeure as quickly as possible.  The term “force majeure” as employed herein shall mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood, explosion, governmental restraint, governmental inaction, failure of title, restriction upon or prohibition of surface rights, nonavailability of drilling equipment or other equipment or personnel at reasonable commercial rates; and any other cause, whether of the kind specifically enumerated or otherwise, which is not reasonably within the control of Carrizo. For the avoidance of doubt any moratorium on the issuance of drilling permits or the prohibition of drilling activity by any governmental agency will be considered an act of force majeure under this Agreement.

7.7  Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successor or assigns and for the benefit of no other person.

7.8  Assignment.  This Agreement shall extend to and be binding upon not only the parties hereto, but their respective successors and assigns.

7.9  Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Colorado.

7.10  BINDING ARBITRATION.  ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXISTENCE OF TITLE DEFECTS OR ENVIRONMENTAL LIABILITIES, THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION OR VALIDITY OF THIS AGREEMENT, INCLUDING THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS AGREEMENT TO ARBITRATE, SHALL BE DETERMINED BY ARBITRATION IN THE STATE OF COLORADO IN ACCORDANCE WITH THE PREVAILING COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION.  JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.  THIS CLAUSE SHALL NOT PRECLUDE THE PARTIES FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION FROM A COURT OF APPROPRIATE JURISDICTION.  THE ARBITRATORS SHALL NOT AWARD CONSEQUENTIAL OR PUNITIVE DAMAGES TO EITHER PARTY.  THE COSTS AND EXPENSES OF THE ARBITRATION PROCEEDING, INCLUDING THE FEES OF THE ARBITRATOR AND ALL COSTS AND EXPENSES, INCLUDING LEGAL FEES AND WITNESS FEES, INCURRED BY THE PREVAILING PARTY, SHALL BE BORNE BY THE LOSING PARTY.

7.11  Specific Performance.  The parties agree and acknowledge that money damages may not be an adequate remedy for a breach of a provision of this Agreement by either party.  As such, either party, in its sole discretion, may apply to a court for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement by the other party.

7.12  Expenses.  Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Carrizo or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including with limitation, legal and accounting fees, costs and expenses.

7.13  Cost.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in such action, arbitration or other proceeding, in addition to other relief to which it may be entitled.

7.14  Severability.  Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof.  In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

7.15  Presumption Concerning Interpretation and Construction.  Notwithstanding the fact that preliminary drafts of this Agreement were prepared by counsel for Carrizo, the parties hereto and their respective counsel have had opportunity to review and participate in the drafting of the final form of this Agreement.  Accordingly, in the event of any ambiguity in the provisions of this Agreement, there shall be no presumption in favor of any party hereto with respect to the interpretation or construction thereof.

7.16  Survival.  Except as specifically set forth herein, the representations, warranties, covenants, and agreements of the parties hereto shall survive the termination of this Agreement.

7.17  Headings.  The section and subsection headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

7.18  Recording Supplement to Operating Agreement.  Contemporaneously with the execution of this Agreement, the parties will execute and acknowledge the Recording Supplement to Operating Agreement and Financing Statement (“Recording Supplement”) attached as Exhibit H to the Operating Agreement.

7.19  Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.  Furthermore, this Agreement may be executed by the facsimile signature of any party hereto, it being agreed that the facsimile signature of any party hereto shall be deemed an original for all purposes.

ARTICLE 8 – APPENDICES

8.1  Appendices.  The following Appendices, attached hereto, are incorporated herein and made a part hereof for all purposes.

Appendix 1                                Description of Leases
Appendix 2                                Form of Assignment
Appendix 3                                Defect Notice
Appendix 4                                Form of Operating Agreement
Appendix 5                                Area of Mutual Interest

           EXECUTED to be effective as of the Effective Date.

NEW FRONTIER ENERGY, INC.

By:	/s/ Tristan Farel
Name:	Tristan Farel
Title:	Chief Financial Officer New Frontier Energy, Inc.

CARRIZO OIL & GAS, INC.

By:	/s/ Richard Smith
Name:	Richard Smith
Title:	Vice President - Land Carrizzo Oil & Gas, Inc.